EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2000 Molex Incorporated Incentive Stock Option Plan, the Molex 2005 Outside Directors’ Deferred Compensation Plan and the Molex Deferred Compensation Plan, in each case of Molex Incorporated, of our reports dated July 27, 2006, with respect to the consolidated financial statements and schedule of Molex Incorporated included in its Annual Report on Form 10-K for the year ended June 30, 2006, and Molex Incorporated management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Molex Incorporated, filed with the Securities and Exchange Commission.

/s/ERNST & YOUNG LLP
Chicago, Illinois

November 22, 2006